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                                                               EXHIBIT 99(A)(V)

                    M E M O R A N D U M (PLEASE CIRCULATE)

TO:     ALL STAFF
FROM:   DAN R. MOORE
DATE:   APRIL 30, 1997
RE:     TENDER OFFER FOR MATEWAN'S CONVERTIBLE PREFERRED STOCK
CONTACT: LEE M. ELLIS--(304) 235-1544

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  The Board of Directors of Matewan BancShares, Inc., has approved the purchase of 114,500 shares of our preferred stock by means of what is termed a "Modified Dutch Auction Tender." It is more fully described in the attached news release. We have made every effort to communicate this action to shareholders as quickly as possible. Below you will find the answers to some questions that are likely to arise from our public announcement. We will provide other information as conditions warrant.

QUESTION: WHY IS MATEWAN OFFERING TO REPURCHASE ITS STOCK?

ANSWER: Over time, Matewan's profitable operations have contributed to the growth of a capital base that exceeds all applicable regulatory standards and the amount of capital needed to support our banking business. After evaluating a variety of alternatives to utilize more effectively our capital base and to attempt to maximize shareholder value, Matewan's management and its Board of Directors believe that the purchase of shares pursuant to the offer is a positive action that is intended to improve returns to our shareholders. Our financial projections indicate that the purchase of shares should ultimately increase earnings per share and return on shareholders' equity.

QUESTION: HOW SHOULD I RESPOND TO QUESTIONS?

ANSWER: Matewan has hired a special Information Agent to handle all questions.
        The Information Agent is D.F. King & Co., Inc., and their toll-free telephone number is (800) 290-6427. Because Matewan is the purchaser of the shares, and because securities laws are involved, it is highly important that all questions be referred to the Information Agent. No member of Matewan's staff is allowed or authorized to answer any questions or give any advice regarding the tender offer. We are aware that many shareholders are customers of the Bank and have ties or relationships with staff members. You should handle these situations as diplomatically as possible, but in any event, all questions must be referred to the Information Agent.

QUESTION: WHAT DO I SAY IF A SHAREHOLDER ASKS, "SHOULD I SELL (TENDER) MY
          STOCK?"

ANSWER: Members of the Matewan staff must not give any investment advice to shareholders. The shareholder must make his or her own investment decision. You should not express an opinion as to whether you think the tender offer is a "good deal" or a "bad deal." Neither the Company nor its Board of Directors makes any recommendation to any shareholder as whether to tender or refrain from tendering shares. While the shareholder may call the Information Agent or the Dealer Manager (Wheat First Butcher Singer), they will not receive investment advice from either organization.
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QUESTION: WHAT DO I DO IF SOMEONE BRINGS A LETTER OF TRANSMITTAL TO ME OR MY
          OFFICE?

ANSWER: Because tenders must be received by Harris Trust Company of New York within a limited amount of time, we cannot take the responsibility for having any shareholder's tender delivered. Shareholders must send tenders directly to Harris Trust Company of New York at the address provided in the tender offer documents. That address is:

          By Mail Delivery:                    By Overnight Courier:
          Wall Street Station                  77 Water Street, 4th Floor
          P. O. Box 1023                       New York, NY  10005
          New York, NY 10268-1023


QUESTION: MAY EMPLOYEES OF MATEWAN TENDER SHARES IN THE OFFER?

ANSWER: Yes. Employees who own shares of Matewan's preferred stock, except executive officers, are eligible to tender their shares. You will receive a complete copy of the same documents that are being provided to other shareholders.





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